Exhibit 4.5 - £200 million Facility Agreement for Cookson Group plc, arranged by Bank of America, N.A., Barclays Capital, Citigroup Global Markets Limited, HSBC Bank plc, Lloyds TSB Bank plc Capital Markets, The Royal Bank of Scotland plc, Scotiabank Europe plc and Société Générale with Lloyds TSB Bank plc Capital Markets acting as Agent dated 1 March 2005.

£200,000,000

FACILITY AGREEMENT

dated 1 March 2005

for

COOKSON GROUP PLC

arranged by

Bank of America, N.A.

Barclays Capital

Citigroup Global Markets Limited

HSBC Bank plc

Lloyds TSB Bank plc, Capital Markets

The Royal Bank of Scotland plc

Scotiabank Europe plc

Société Générale

with

Lloyds TSB Bank plc, Capital Markets

acting as Agent

(i)

CLAUSE		PAGE
SECTION 1
INTERPRETATION

1.	Definitions and interpretation	1

SECTION 2
THE FACILITY

2.	The Facility	14
3.	Purpose	14
4.	Conditions of Utilisation	14

SECTION 3
UTILISATION

5.	Utilisation	16
6.	Optional Currencies	17

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

7.	Repayment	18
8.	Prepayment and cancellation	19

SECTION 5
COSTS OF UTILISATION

9.	Interest	22
10.	Interest Periods	23
11.	Changes to the calculation of interest	23
12.	Fees	24

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

13.	Tax gross up and indemnities	25
14.	Increased costs	28
15.	Other indemnities	29
16.	Mitigation by the Lenders	30
17.	Costs and expenses	30

SECTION 7
GUARANTEE

18.	Guarantee and indemnity	31

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	Representations	34
20.	Information undertakings	38
21.	Financial covenants	41
22.	General undertakings	43
23.	Events of Default	49

SECTION 9
CHANGES TO PARTIES

24.	Changes to the Lenders	53
25.	Changes to the Obligors	56

(ii)

SECTION 10
THE FINANCE PARTIES

26.	Role of the Agent and the Arranger	58
27.	Conduct of business by the Finance Parties	62
28.	Sharing among the Finance Parties	62

SECTION 11
ADMINISTRATION

29.	Payment mechanics	65
30.	Set-off	67
31.	Notices	67
32.	Calculations and certificates	69
33.	Partial invalidity	69
34.	Remedies and waivers	69
35.	Amendments and waivers	69
36.	Counterparts	70

SECTION 12
GOVERNING LAW AND ENFORCEMENT

37.	Governing law	71
38.	Enforcement	71

(iii)

THIS AGREEMENT is dated 1 March 2005 and made between:

(1)	COOKSON GROUP PLC, registration number 00251977 (the “Company”);

(2)	THE COMPANY (the “Original Borrower”);

(3)	THE COMPANY (the “Original Guarantor”);

(4)	BANK OF AMERICA, N.A., BARCLAYS CAPITAL, CITIGROUP GLOBAL MARKETS LIMITED, HSBC BANK PLC, LLOYDS TSB BANK PLC, CAPITAL MARKETS, THE ROYAL BANK OF SCOTLAND PLC, SCOTIABANK EUROPE PLC AND SOCIETE GENERALE as mandated lead arrangers (whether acting individually or together the “Arranger”);

(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the “Original Lenders”); and

(6)	LLOYDS TSB BANK PLC, CAPITAL MARKETS as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 25 (Changes to the Obligors).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Applicable Accounting Principles” means those accounting principles, standards, practices and policies applied in the preparation of the audited consolidated accounts of the Company as at 31 December 2003 and for the financial year ended on that date.

“Asset Securitisation Programme” means the asset securitisation programme in relation to U.S. trade receivables pursuant, inter alia, to a purchase and sales agreement dated as of 23 December 1998 between the Originators (as therein defined), Cookson Receivables Corporation

(“CRC”) and the Company and a receivables purchase agreement dated as of 23 December 1998 between CRC, the Company, Barton Capital Corporation and Société Générale, as amended from time to time.

“Associated Undertakings” shall have the meaning attributed to that term by paragraph 20 of Schedule 4A of the Companies Act 1985.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the Business Day one week before the Termination Date.

“Available Cash” means:

(a)	cash in hand or on deposit at call or for periods up to 90 days with any bank or financial institution;

(b)	securities issued or guaranteed by the UK government, the United States government or the government of any other G7 country;

(c)

(i)	marketable debt securities rated at least A-2 by Moody’s Investors Service, Inc. or A by Standard & Poor’s Rating Service (taken at their market value as at the time for calculation); and

(ii)	commercial paper rated at least A-1 by Standard & Poor’s Rating Service or P1 by Moody’s Investors Service, Inc.;

(d)	deposits made with the Commissioners of Inland Revenue in respect of which certificates of tax deposits have been issued by Her Majesty’s Treasury;

(e)	the face amounts of certificates of deposit issued by a bank or a building society rated at least A-2 by Moody’s Investors Service Inc. or A by Standard & Poor’s Rating Service;

(f)	money market funds rated, or held at an institution rated at least A-2 by Moody’s Investors Service, Inc. or A by Standard & Poor’s Rating Service (taken at their market value as at the time for calculation); and

(g)	any other instrument, security or investment approved in writing by the Majority Lenders,

to the extent (i) denominated in any currencies freely convertible and freely transferable into sterling and (ii) beneficially owned by a member of the Group unencumbered by any Security.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date,

other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Base Currency” or “£” means sterling.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment or prepayment of the Loan.

“Borrower” means the Original Borrower or an Additional Borrower, unless it has ceased to be a Borrower in accordance with Clause 25 (Changes to the Obligors).

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

“Code” means, on any date, the United States Internal Revenue Code of 1986 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

“Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking addressed to the Company substantially in a recommended form of the LMA or in any other form agreed between the Company and the Agent.

“Consignment Agreement” means an agreement between a Precious Metals Company and a Consignment Provider in relation to the consignment of precious metals.

“Consignment Provider” means an institution which provides precious metals consignments to a member of the Group.

“Consolidated Net Borrowings” has the meaning given to it in Clause 21 (Financial covenants).

“Consolidated Net Interest” has the meaning given to it in Clause 21 (Financial covenants).

“Consolidated Operating Profits” has the meaning given to it in Clause 21 (Financial covenants).

“Consolidated Total Assets” means at any time the aggregate of the items treated as “Total Fixed Assets” and “Total Current Assets” in the latest audited consolidated financial statements of the Company calculated and interpreted in accordance with Applicable Accounting Principles.

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“EBITDA” has the meaning given to it in Clause 21 (Financial covenants).

“Employee Plan” means an employee pension plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Subsidiary incorporated in the United States or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Environmental Claim” means any proceedings by any person pursuant to any Environmental Law.

“Environmental Law” means any applicable law in any jurisdiction in which any member of the Group conducts business, concerning pollution or protection of the environment or harm to or the protection of human health.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

“ERISA” means, at any date, the United States Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same shall be in effect at such date.

“ERISA Affiliate” means any person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with a Subsidiary incorporated in the United States, pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means:

(a)	any reportable event, as defined in Section 4043 of ERISA, with respect to an Employee Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified of such event;

(b)	the filing of a notice of intent to terminate any Employee Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Employee Plan or the termination of any Employee Plan under Section 4041(c) of ERISA;

(c)	the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Employee Plan;

(d)	the failure to make a required contribution to any Employee Plan that would result in the imposition of an encumbrance under Section 412 of the Code or Section 302 of ERISA or the filing of any request for a minimum funding waiver under Section 412 of the Code with respect to any Title IV Plan or Multiemployer Plan;

(e)	an engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA;

(f)	the complete or partial withdrawal of any Subsidiary incorporated in the United States or any ERISA Affiliate from a Multiemployer Plan; and

(g)	a Subsidiary incorporated in the United States or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Employee Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan).

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Existing Facility” means the multicurrency credit agreement dated 21 December 2001 (as amended and restated on 5 December 2003) between, amongst others, the Company as borrower, Banc of America Securities Limited, Barclays Capital, Citigroup Global Capital Markets, HSBC Bank plc, Lloyds TSB Capital Markets and The Royal Bank of Scotland PLC as mandated lead arrangers and Lloyds TSB Capital Markets as facility agent and security agent.

“Facility” means the revolving loan facility with an extension option made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Agent and the Company setting out any of the fees referred to in Clause 12 (Fees).

“Finance Document” means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter and any other document designated as such by the Agent and the Company.

“Finance Lease” means, at any time, a lease which would be treated as a finance lease in accordance with GAAP.

“Finance Party” means the Agent, the Arranger or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) for the purpose of raising finance and having the commercial effect of a borrowing;

(g)	(for the purpose of Clause 23.5 (Cross Default) only) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	shares which are expressed to be redeemable;

(i)	(for the purpose of Clause 23.5 (Cross default) only) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above,

excluding any liabilities incurred in the ordinary course of business in respect of metals consignment stocks.

“GAAP” means, in relation to any person, generally accepted accounting principles in the jurisdiction of incorporation of such person.

“Group” means the Company and its Subsidiaries for the time being.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Information Memorandum” means the document prepared by the Company in relation to this transaction and distributed to selected financial institutions before the date of this Agreement.

“Interest Expense” has the meaning given to it in Clause 21 (Financial covenants).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“IRS” means the United States Internal Revenue Service or any successor thereto.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market,`

as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means:

(a)	until the Total Commitments have been reduced to zero, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero and there are no Loans then outstanding, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).

“Margin” means, in relation to a particular Interest Period, the rate per annum determined by reference to the ratio of Consolidated Net Borrowings to Proforma EBITDA as shown in the most recent Compliance Certificate received by the Agent at least 3 Business Days before the Quotation Day for that Interest Period, in accordance with the following table:

Ratio of Consolidated Net Borrowings to Proforma EBITDA	Margin (%p.a.)
> 2.5:1 ≤ 3.0:1	0.85
> 2.0:1 ≤ 2.5:1	0.65
> 1.5:1 ≤ 2.0:1	0.575
≤ 1.5:1	0.50

However:

(a)	in the case of any Interest Period whose Quotation Day is before the third Business Day after the date on which the Agent has received the first Compliance Certificate under this Agreement, the Margin will be 0.65 per cent. per annum;

(b)	if by the third Business Day before the Quotation Day for an Interest Period the Agent has not received a Compliance Certificate (together with any financial statement with which that Compliance Certificate is required by this Agreement to be delivered) due on or before that day, the Margin for that Interest Period will be 0.85 per cent. per annum;

(c)	any reduction or increase to the Margin shall only take effect in relation to any Loan which is made on or after the third Business Day after receipt of the relevant Compliance Certificate by the Agent; and

(d)	there will be no Margin reduction if a Default is continuing.

“Margin Stock” means margin stock or “margin security” within the meaning of Regulations T, U and X.

“Material Adverse Effect” means a material adverse effect on the ability of the Company to perform its obligations under the Finance Documents.

“Material Subsidiary” means:

(a)	a Subsidiary of the Company the total operating profit of which for the period to which its latest annual financial statements relate accounts for 5 per cent. or more of the consolidated total operating profit of the Group (all as calculated by reference to the latest audited consolidated financial statements of the Group);

(b)	any direct or indirect holding company of a Subsidiary referred to in paragraph (a) above; and

(c)	a Subsidiary of the Company to which has been transferred (whether in a single transaction or a series of transactions (whether related or not)) the whole or substantially the whole of the assets of a Subsidiary which immediately prior to such transaction(s) was a Material Subsidiary.

For the purposes of this definition:

(i)	if a Subsidiary becomes a Material Subsidiary under paragraph (c) above, the Material Subsidiary by which the relevant transfer was made shall, subject to paragraph (a) and (b) above, cease to be a Material Subsidiary; and

(ii)	if a Subsidiary is acquired by the Company after the end of the financial period to which the latest audited consolidated financial statements of the Group relate, those financial statements shall be adjusted as if that Subsidiary had been shown in them by reference to its then latest audited financial statements (consolidated if appropriate) until audited consolidated financial statements of the Group for the financial period in which the acquisition is made have been prepared.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section (3)(37) (ERISA)) contributed to for employees of (i) any Subsidiary incorporated in the United States or (ii) any ERISA Affiliate.

“Obligor” means a Borrower or a Guarantor.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means the audited consolidated financial statements of the Group for the financial year ended 31 December 2003.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation, or any entity succeeding to all or any of its functions under ERISA.

“Precious Metal Company” means a member of the Group which is party to a Consignment Agreement with a Consignment Provider.

“Proforma EBITDA” has the meaning given to it in Clause 21 (Financial covenants).

“Qualifying Lender” has the meaning given to it in Clause 13 (Tax gross-up and indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations for that currency and period would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means, in relation to LIBOR, EURIBOR and Mandatory Cost, the principal London offices of HSBC Bank plc, Lloyds TSB Bank plc and The Royal Bank of Scotland plc or such other banks as may be appointed by the Agent in consultation with the Company.

“Regulations T, U and X” means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor) as now and from time to time hereafter in effect.

“Relevant Interbank Market” means, in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Relevant Date” has the meaning given to it in Clause 21 (Financial covenants).

“Relevant Period” has the meaning given to it in Clause 21 (Financial covenants).

“Repeating Representations” means each of the representations set out in Clauses 19.1 (Status), 19.2 (Binding obligations), 19.3 (Non-conflict with other obligations), 19.4 (Power and authority), 19.5 (Validity and admissibility in evidence), 19.6 (Governing law and enforcement) and, 19.12 (Pari passu ranking).

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that one or more maturing Loans is or are due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan(s);

(c)	in the same currency as the maturing Loan(s) (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(d)	made or to be made to the same Borrower for the purpose of refinancing the maturing Loan(s).

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Screen Rate” means:

(i)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(ii)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having the effect of creating security.

“Specified Time” means a time determined in accordance with Schedule 9 (Timetables).

“Subsidiary” means a subsidiary within the meaning of section 736 of the Companies Act 1985 and, in relation to financial statements of the Group, a subsidiary undertaking within the meaning of section 258 of the Companies Act 1985.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“Termination Date” means, subject to Clause 7.2 (Extension Option), the date which is 3 years after the date of this Agreement (except that, if the Termination Date would otherwise fall on a day which is not a Business Day, it will instead be the immediately preceding Business Day).

“Total Commitments” means the aggregate of the Commitments, being £200,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

“Unfunded Pension Liability” means the excess of an Employee Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that plan’s assets, determined in accordance with the assumptions used for funding the Employee Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, which is generally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

(e)	A reference to “Barclays Capital” means the investment banking division of Barclays Bank PLC.

1.3	Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a multicurrency revolving loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility for its general corporate purposes (including, for the avoidance of doubt, refinancing the Existing Facility).

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	except in the case of a Rollover Loan, no Default is continuing or would result from the proposed Loan; and

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Loan if:

(i)	it is US dollars or euro; or

(ii)

(A)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

(B)	it has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the Utilisation Request for that Loan.

(b)	If by the Specified Time the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Agent will notify the Lenders of that request by the Specified Time. Based on any responses received by the Agent by the Specified Time, the Agent will confirm to the Company by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.4	Maximum number of Loans

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than:

(i)	20 Loans; or

(ii)	Loans in more than 5 different Optional Currencies,

would be outstanding.

(b)	Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iii)	the proposed Interest Period complies with Clause 10 (Interest Periods); and

(iv)	it specifies the account and bank (which must be in the principal financial centre of the country of the currency of the Utilisation or, in the case of euro, the principal financial centre of a Participating Member State in which banks are open for general business on that day or London) to which the proceeds of the Utilisation are to be credited.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be:

(i)	a minimum of £5,000,000 (or its equivalent in any other currency or currencies) or, if less, the Available Facility; and

(ii)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Loan in the Utilisation Request.

6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Participation in a Loan

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT

7.1	Repayment of Loans

Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

7.2	Extension Option

(a)	The Company may request that the Termination Date be extended for up to a further year by giving notice to the Agent not less than 60 days (and not more than 90 days) before the date which is one year after the date of this Agreement.

(b)	The Agent shall as soon as practicable thereafter notify each Lender of any such request.

(c)	Each Lender shall notify the Agent of its decision (which shall be in its sole discretion) whether or not to agree to the request not later than 30 days before the date which is one year after the date of this Agreement (and, if any Lender has not notified the Agent of its acceptance of the request on or before such date, it shall be deemed to have refused such request), and the Agent shall as soon as practicable thereafter notify the Company whether or not each Lender has agreed to the request.

(d)	Promptly following receipt of notification from the Agent pursuant to paragraph (c) above, the Company may elect by notice to the Agent to accept the extension offered by some or all of the Lenders.

(e)	The Agent shall as soon as practicable thereafter notify the relevant Lender(s) of any such acceptance.

(f)	If any Lender does not agree to any such request, the Company may, if it gives the Agent and the relevant Lender 10 Business Days’ prior notice, arrange for the transfer of the whole (but not part only) of that Lenders’ Commitment and participations in the Utilisations to a new or existing Lender willing to accept that transfer and acceptable to the Company. Any replacement of a Lender pursuant to this paragraph (f) shall be subject to the following conditions:

(i)	no Finance Party shall have any obligation to find a replacement Lender;

(ii)	any Lender which is replaced shall not be required to refund, or to pay or surrender to any other Lender, any of the fees or other amounts received by that Lender under any Finance Document; and

(iii)	no Lender shall be required to transfer its Commitment and participations in the Utilisations to a new or existing Lender if it is unlawful or contrary to any applicable regulation for that Lender to make the transfer or transact in any way with the new or existing Lender.

(g)	If any extension is agreed between the Company and a Lender (an “Extending Lender”) pursuant to this Clause 7.2, the Company may request another extension of the Termination Date by the Extending Lenders for up to a further year from the extended Termination Date.

Such request shall be made in accordance with the procedure set out in this Clause 7.2, but so that all references to “one year after the date of this Agreement” shall be construed instead as references to “two years after the date of this Agreement” and all references to a “Lender” or the “Lenders” shall be construed instead as references to an “Extending Lender” or the “Extending Lenders”.

(h)	No request for a further extension under paragraph (g) above shall extend the Termination Date beyond the date which is 5 years after the date of this Agreement.

(i)	If any extension is agreed in accordance with this Clause 7.2, the Company shall pay to the Agent (for the account of the relevant Lender or Extending Lender, as the case may be) a fee of 0.05 per cent. flat on the amount of Commitment of each Lender or Existing Lender whose Commitment is extended. That fee shall be payable on the first anniversary (in the case of the first extension of the Facility) or second anniversary (in the case of the second extension of the Facility) of the date of this Agreement.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)	each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Change of control

(a)	Subject to paragraph (b) below, if any person or group of persons acting in concert gains control of the Company:

(i)	the Company shall promptly notify the Agent upon becoming aware of that event;

(ii)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and

(iii)	the Parties will enter into negotiations for a period not exceeding 30 days to determine the terms (the “Revised Terms”) on which the Lenders may be prepared to continue to provide the Facility. If Revised Terms have not been agreed within 15 days of the end of such period, the Agent may (after receipt of notice from a Lender that it is not prepared to continue providing facilities), by not less than 7 days’ notice to the Company, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of

(b)	Paragraph (a) above shall not apply where the change of control of the Company is triggered by the imposition of a new Holding Company of the Company where:

(i)	there is no other change of control of the Company; and

(ii)	the new Holding Company accedes to this Agreement as an Additional Guarantor.

(c)	If the Company becomes wholly-owned by a new Holding Company of the Group in the circumstances set out in paragraph (b) above, this Agreement will be amended to the extent that the Agent reasonably specifies as necessary to change references in this Agreement to the “Company” to refer to that new Holding Company.

(d)	For the purpose of this Clause 8.2, “control” has the meaning given to it in section 416(2) of the Taxes Act.

(e)	For the purpose of this Clause 8.2, “acting in concert” has the meaning given to it in the City Code on Takeovers and Mergers.

8.3	Voluntary cancellation

The Company may, if it gives the Agent not less than 3 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of £5,000,000) of the Available Facility. Any cancellation under this Clause 8.3 shall reduce the Commitments of the Lenders rateably.

8.4	Voluntary prepayment of Loans

The Borrower to which a Loan has been made may, if it gives the Agent not less than 3 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of £5,000,000).

8.5	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up);

(ii)	any Lender claims indemnification from the Company under Clause 13.3 (Tax indemnity) or Clause 14 (Increased costs); or

(iii)	any Lender is not within the charge to UK corporation tax,

the Company may, whilst the circumstance giving rise to the requirement or indemnification or the circumstance referred to in paragraph (iii) continues, give the Agent at least 10 Business Day’s prior written notice (which notice shall be irrevocable) of its intention to repay or procure the repayment of such Lender’s share of the Loans or (subject to paragraph (b) below) the transfer of such Lender’s rights and obligations under the Finance Documents to a bank or financial institution nominated by the Company and willing to participate in the Facility in place of such Lender (a “Substitute Lender”) in accordance with Clause 24 (Changes to the Lenders). On the last day of each current Interest Period, the Company shall repay such Lender’s portion of the Loan to which such Interest Period relates or, if the Company has notified such Lender of a proposed transfer of its rights and obligations under the Finance Documents to a Substitute Lender, the Company shall procure that: (i) a transfer of such Lender’s rights and obligations in respect of each outstanding Loan takes effect, and that all payments due to such Lender as a result of such transfer are made, on the last day of each current Interest Period; and (ii) such Lender’s Available Commitment is transferred to the Substitute Lender together with the first transfer in respect of an outstanding Loan.

(b)	No Lender shall be required to transfer its rights and obligations under the Finance Documents to a Substitute Lender if it is unlawful or contrary to any applicable regulation for that Lender to make the transfer or transact in any way with the Substitute Lender.

(c)	A Lender for whose account a repayment is to be made under paragraph (a) above shall not be obliged to participate in the making of any Loan on or after the date upon which the Agent receives the Company’s notice of its intention to procure the repayment of such Lender’s share of the Loan, and such Lender’s Available Commitment shall be reduced to zero.

8.6	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

SECTION 5

COSTS OF UTILISATION

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR, or in relation to any Loan in euro, EURIBOR; and

(c)	Mandatory Cost, if any.

9.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

9.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 1 per cent and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 1 per cent and the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 10, a Borrower (or the Company) may select an Interest Period of 7 days or 1, 2, 3 or 6 Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders).

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date.

(e)	A Loan has one Interest Period only.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

11.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

11.4	Break Costs

(a)	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, together with its demand, provide a certificate confirming the amount and basis of calculation of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee

(a)	The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of 40% of the applicable Margin per cent. per annum on that Lender’s Available Commitment for the Availability Period.

(b)	The accrued commitment fee is payable in arrear within 5 Business Days of receipt of a notice for payment from the Agent delivered after the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

12.2	Upfront fee

The Company shall pay an upfront fee to each Lender in the amount and at the time previously agreed.

12.3	Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.4	Extension fee

The Company shall pay to the Agent an extension fee in the amount and at the times specified in Clause 7.2 (Extension Option).

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is a Lender:

(i)	which is a bank (as defined for the purpose of section 349 of the Taxes Act) making an advance under a Finance Document; or

(ii)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 349 of the Taxes Act) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means the amount by which a payment made by an Obligor to a Finance Party is increased under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the reasonable discretion of the person making the determination.

13.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the United Kingdom from a payment of interest on a Loan, if on the date on which the payment falls due, the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority. If any Lender is not or ceases to be a Qualifying Lender, it shall promptly notify the relevant Obligor.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3	Tax indemnity

(a)	The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 13.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because the exclusion in paragraph (d) of Clause 13.2 (Tax gross-up) applied.

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly, and in any event within 30 days of becoming aware of the claim, notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to the circumstances giving rise to the Obligor’s obligation to make that Tax Payment or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall, within 5 Business Days of making such determination, pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in no better and no worse position in respect of its worldwide tax liabilities it would have been in had the Tax Payment not been required to be made by the Obligor.

13.5	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6	Value added tax

(a)	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

13.7	Lender Tax Representation

Each Lender represents that it:

(a)	is and will be within the charge to United Kingdom corporation tax in respect of any interest which is paid out of the assets of the Obligor or any of the United Kingdom incorporated and resident Guarantors to such Lender; and

(b)	is not and will not be entitled to any exemption from United Kingdom tax in respect of such interest.

14.	Increased costs

14.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, together with its demand, provide a certificate confirming the amount and basis of calculation of its Increased Costs.

14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation or the negligence of any of them.

(b)	In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

15.	Other indemnities

15.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

15.3	Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.	Mitigation by the Lenders

16.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities), Clause 14 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	Costs and expenses

17.1	Transaction expenses

The Company shall promptly on demand pay the Agent the amount of all agreed costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing and execution of:

(a)	this Agreement and any other Finance Documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 29.9 (Change of currency), the Company shall, within three Business Days of demand, reimburse the Agent for the amount of all reasonable costs and expenses (including legal fees) incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

18.4	Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

18.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.

18.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

18.8	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor.

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

18.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement.

19.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Material Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

19.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 25 (Changes to the Obligors), legal, valid, binding and enforceable obligations.

19.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets where such conflict is reasonably likely to have a Material Adverse Effect.

19.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect (or, in each case, will be when required).

19.6	Governing law and enforcement

(a)	The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

19.7	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make to a Lender under any Finance Document, provided that such Lender is a Qualifying Lender.

19.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.9	No default

(a)	No Event of Default is continuing or would result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which would have a Material Adverse Effect.

19.10	No misleading information

(a)	Any factual information included in the Information Memorandum was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information contained in the Information Memorandum being untrue or misleading in any material respect.

19.11	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Company) during the relevant financial year.

(c)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Company) since 31 December 2003.

19.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which are:

(i)	reasonably likely to be adversely determined against it or any of its Subsidiaries; and

(ii)	if so determined, are reasonably likely to have a Material Adverse Effect,

have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

19.14	No winding up

No corporate action or other legal proceedings have (to the best of its knowledge and belief) been started or threatened against it or any Material Subsidiary for its or any Material Subsidiary’s winding-up, dissolution, administration or reorganisation or for the enforcement of any Security over all or any of its and any Material Subsidiary’s revenues or assets or for the appointment of a receiver, administrator, administrative receiver, conservator, custodian, trustee, or similar officer of it or any

Material Subsidiary or of any of all of its or any Material Subsidiary’s assets or revenues.

19.15	Environmental compliance

Each member of the Group has duly performed and observed in all material respects all Environmental Laws, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or at any time was owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity, in each case where failure to do so might reasonably be expected to have a Material Adverse Effect.

19.16	ERISA and Multiemployer Plans

(a)	Neither any Subsidiary incorporated in the United States nor any ERISA Affiliate is making or accruing an obligation to make contributions or have within any of the five calendar years immediately preceding the date of this Agreement made or accrued an obligation to make contributions to any Multiemployer Plan to an extent or in a manner which is reasonably likely to have a Material Adverse Effect.

(b)	Each Employer Plan is in compliance in form and operation with ERISA and the Code and all other applicable laws and regulations save where any failure to comply would not reasonably be expected to have a Material Adverse Effect.

(c)	Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified or is in the process of being submitted to the IRS for approval or will be so submitted during the applicable remedial amendment period and nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of an Employee Plan with no determination, nothing has occurred that would materially adversely affect such qualification).

(d)	There exists no Unfunded Pension Liability with respect to any Employee Plan, except as would not have a Material Adverse Effect.

(e)	There are no actions, suits or claims pending against or involving an Employee Plan (other than routine claims for benefits) or to the knowledge of the Company, any Subsidiary incorporated in the United States or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Employee Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to have a Material Adverse Effect.

(f)	Each Subsidiary incorporated in the United States and any ERISA Affiliate has made all material contributions to or under each such Employee Plan required by law within the applicable time limits prescribed thereby, the terms of such Employee Plan, or any contract or agreement requiring contributions to an Employee Plan.

(g)	Neither any Subsidiary incorporated in the United States nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Employee Plan subject to Section 4064(a) of ERISA to which it made contributions.

(h)	Neither any Subsidiary incorporated in the United States nor any ERISA Affiliate has incurred or reasonably expects to incur any material liability to PBGC.

19.17	Margin Stock

(a)	No member of the Group is engaged nor will it engage principally, or as one of its important activities, in the business of owning or extending credit for the purpose of “buying” or “carrying” any Margin Stock.

(b)	None of the proceeds of any Loan or other extensions of credit under this Agreement will be used directly or indirectly, for the purpose of buying or carrying any Margin Stock, for the purpose of reducing or retiring any Financial Indebtedness that was originally incurred to buy or carry Margin Stock or for any other purpose which might cause all or any Loans (or any part thereof) or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation U, T or Regulation X.

(c)	No Subsidiary incorporated in the United States or any agent acting on its behalf has taken or will take any action which might cause the Finance Documents to violate any regulation of the Board of Governors of the Federal Reserve System of the United States.

19.18	Investment Companies

No member of the Group is an “investment company” or an “affiliated person” of an “investment company” as such terms are defined in the Investment Company Act of 1940 of the United States (the “1940 Act”) or otherwise subject to regulation under the Public Utility Holding Company Act of 1935 of the United States, the Federal Power Act of 1935 of the United States or the 1940 Act or any United States federal or state statute or regulation restricting or limiting its ability to incur indebtedness.

19.19	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(a)	the date of each Utilisation Request and the first day of each Interest Period; and

(b)	in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 180 days after the end of each of its financial years:

(i)	its audited consolidated financial statements for that financial year; and

(ii)	(to the extent that such are produced or required by the laws of the jurisdiction of incorporation of such Obligor to be produced) the financial statements of each other Obligor for that financial year; and

(b)	as soon as the same become available, but in any event within 90 days after the end of the first half of each of its financial years its consolidated financial statements for that financial half year; and

(c)	as soon as they are published, its quarterly trading updates.

20.2	Compliance Certificate

(a)	The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b) of Clause 20.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by the Group Treasurer or any other more senior financial officer of the Company.

20.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Company pursuant to paragraph (a)(i) or (b) of Clause 20.1 (Financial statements) shall be certified by the Group Treasurer or any other more senior financial officer of the Company as fairly representing its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)	The Company shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 20.1 (Financial statements) is prepared using Applicable Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in Applicable Accounting Principles, the accounting practices or reference periods and the Company delivers to the Agent sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21 (Financial covenants) has been complied with.

(c)	If the Company notifies the Agent of a change in accordance with paragraph (b) of Clause 20.3 (Requirements as to financial statements) the Company and the Agent (acting on the instructions of the Majority Lenders) shall enter into negotiations in good faith with a view to agreeing any amendments to this Agreement which are necessary as a result of the change. To the extent practicable these amendments will be such as to ensure that the change does not result in any material alteration in the commercial effect of the obligations in this Agreement. If any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

20.4	Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group where such claim is:

(i)	reasonably likely to be adversely determined against such member of the Group; and

(ii)	if so determined, is reasonably likely to have a Material Adverse Effect; and

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request except to the extent that the relevant member of the Group or the Company is subject to a bona fide confidentiality undertaking in respect of such information in favour of a party other than one of its Affiliates or the information is of a price sensitive nature.

20.5	Notification of default

(a)	The Company shall (on behalf of the Obligors) notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Agent, the Company shall (on behalf of the Obligors) supply to the Agent a certificate signed by the Group Treasurer or any other more senior financial officer of the Company on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.6	Material Subsidiaries

With each set of financial statements delivered under paragraph (a)(i) of Clause 20.1 (Financial statements), the Company shall supply to the Agent a certificate listing the Material Subsidiaries of the Company as at the end of the financial year to which those statements relate.

20.7	Use of websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.

20.8	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 25 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

21.	FINANCIAL COVENANTS

21.1	Financial condition

The Company shall ensure that:

(a)	the ratio of EBITDA for each Relevant Period ending on a Relevant Date to Consolidated Net Interest for that Relevant Period shall be equal to or greater than 4.0:1.0; and

(b)	the ratio of Consolidated Net Borrowings on each Relevant Date to Proforma EBITDA for the Relevant Period ending on that Relevant Date shall be no greater than 3.0:1.0.

21.2	Financial covenant calculations

(a)	Consolidated Net Borrowings, Consolidated Net Interest, Consolidated Operating Profits, EBITDA and Proforma EBITDA shall be calculated and interpreted on a consolidated basis in accordance with the Applicable Accounting Principles and shall be expressed in sterling.

(b)	No item must be credited or deducted more than once in any calculation under this Clause.

21.3	Definitions

In this Clause 21.3:

“Consolidated Net Borrowings” means as at the end of each Relevant Period the aggregate amount of (a) all obligations of the Group for or in respect of Financial Indebtedness at such a time, less (b) Available Cash at such time, but excluding any such obligations to any other member of the Group.

“Consolidated Net Interest” means, in respect of any Relevant Period, the aggregate amount of all interest (including, without limitation, (i) the interest element of leasing and hire purchase payments in respect of any lease or hire purchase contract which would in accordance with the Applicable Accounting Principles be treated as a finance or capital lease and (ii) amortisation of capitalised interest), commission and other finance payments incurred by the Group and its Associated Undertakings in respect of Financial Indebtedness during that Relevant Period which in accordance with Applicable Accounting Principles are treated as “interest” less any interest receivable by any member of the Group or an Associated Undertaking on any deposit or bank account but excluding:

(a)	any such amounts in respect of Financial Indebtedness between one member of the Group or an Associated Undertaking of the Group and any other member of the Group or Associated Undertaking of the Group;

(b)	a proportion of such amounts payable and/or receivable by any Associated Undertaking equal to the proportion of its equity share capital not directly or indirectly attributable to the Company;

(c)	any fees payable in respect of gold or other precious metals consignment stocks; and

(d)	any professional fees and upfront fees payable in connection with the raising of Financial Indebtedness.

“Consolidated Operating Profits” means, in respect of any period, the total operating profit for continuing operations, acquisitions (as a component of continuing operations) and discontinued operations of the Group and its Associated Undertakings during such period (including only the proportion of the operating profits of any Associated Undertaking equal to the proportion of its equity share capital directly or indirectly attributable to the Company) all as calculated and interpreted in accordance with Applicable Accounting Principles before:

(a)	any provision on account of taxation; and

(b)	any interest, commission, discounts or other fees incurred or payable, received or receivable by any member of the Group in respect of Financial Indebtedness; and

(c)	any items treated as exceptional items, whether of an operational or non-operational nature (including, without limitation, exceptional costs relating to acquisitions).

“EBITDA” means, for any period, Consolidated Operating Profits in respect of such period, before any amount attributable to the amortisation of intangible assets and depreciation of tangible assets during such period and before any amortisation of capitalised upfront fees payable in connection with precious metal consignment arrangements.

“Proforma EBITDA” means, in respect of any Relevant Period, EBITDA in respect of such Relevant Period:

(a)	plus, in the case of any company or business that has been acquired during such Relevant Period, the aggregate EBITDA attributable to such company or business for that part of such Relevant Period when it was not a member of the Group; and

(b)	less, in the case of any company or business which has been disposed of during such Relevant Period, the aggregate EBITDA attributable to such company or business for that part of such Relevant Period when it was a member of the Group.

“Relevant Date” means the last day of the first half of each of the Company’s financial years and the last day of each of its financial years.

“Relevant Period” means each period of twelve months ending on a Relevant Date.

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

22.3	Negative pledge

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to:

(i)	any netting or set-off arrangement entered into by any member of the Group in the normal course of its banking arrangements;

(ii)	any sale and leaseback arrangements entered into by a member of the Group subject to a maximum aggregate amount of £5,000,000 at any time outstanding;

(iii)	any security for costs provided by any member of the Group in order to enable it to continue with court proceedings which are being brought by it or being defended by it in good faith;

(iv)	any retention of title arrangement entered into by any member of the Group in the normal course of its trading activities on the counterparty’s standard or usual terms;

(v)	any Security arising by operation of law or which is otherwise incidental to the normal conduct of the business of the Company or any other member of the Group or the ownership of their properties and which does not in the aggregate materially impair the use of such property in the operation of the business of the Company and the other members of the Group taken as a whole;

(vi)	any Security in respect of taxes payable by a Subsidiary incorporated in the United States, where such taxes have not yet become subject to penalties for non-payment or the amount and validity of which is being contested in good faith by appropriate proceedings by that Subsidiary;

(vii)	any Security created or outstanding with the prior written consent of the Majority Lenders;

(viii)	any Security created by any Precious Metal Company which is party to a Consignment Agreement, in favour of or for the benefit of one or more Consignment Providers, to protect or improve their position as consignors under the Consignment Agreements, provided that such Security shall only be created over the business and assets of any Precious Metal Company.

(ix)	any Security in respect of assets acquired or constructed by the Company or any other member of the Group after the date of this Agreement, which Security is created at the time of acquisition or completion of construction of such assets (or during the period of such construction) or within 120 days thereafter, to secure Financial Indebtedness incurred or assumed to finance all or any part of the purchase price of the acquisition or cost of construction of such assets (or any improvement thereon), provided that the aggregate principal amount of Financial Indebtedness secured by any such Security in respect of any such assets shall not exceed the fair market value of such assets and no such Security shall extend to or cover any other assets of the Company or any other member of the Group;

(x)	any Security incurred or deposit made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security or retirement benefits or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Finance Leases), performance bonds or purchase, construction or sales contracts and other similar obligations;

(xi)	any Security listed in Schedule 10 (Existing Security) and not falling within any other paragraph of this paragraph (c) (except for any Security granted in connection with the Existing Facility which shall be discharged on repayment and cancellation in full of the Existing Facility);

(xii)	any Security securing any obligations in respect of any letter of credit or guarantees of any member of the Group subject to a maximum aggregate amount of £10,000,000;

(xiii)	any Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(i)	the Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of, or since the acquisition of, that asset by a member of the Group; and

(iii)	that Security is removed or discharged within 6 months of the date of acquisition of such asset;

(xiv)	any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group, if:

(i)	the Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)	the Security is removed or discharged within 6 months of that company becoming a member of the Group; and

(xv)	in addition to any security subsisting pursuant to paragraphs (i) to (xiv) above any other Security, provided that the aggregate amount secured by all such Security falling within this paragraph (xv) does not at any time exceed £30,000,000.

22.4	Disposals

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made in the ordinary and usual course of business on arm’s length commercial terms;

(ii)	of assets in exchange for or those replaced by other assets comparable or superior as to type, value and quality;

(iii)	a disposal made by any member of the Group to another member of the Group;

(iv)	of cash for a purpose not prohibited under the Finance Documents;

(v)	the net proceeds of which are applied in prepayment and cancellation of the Facility or reinvested in the business within 12 months of the relevant sale, lease, transfer or other disposal;

(vi)	for cash of receivables under the Asset Securitisation Programme, subject to a maximum aggregate amount of $35,000,000 at any time outstanding;

(vii)	for cash of receivables in connection with any other debt factoring, securitisation or similar arrangement entered into by a member of the Group in the ordinary course of its business, subject to a maximum aggregate amount of £40,000,000 at any time outstanding;

(viii)	of obsolete assets not required for the operation of the businesses of the Group by any member of the Group;

(ix)	any sale and leaseback arrangements entered into by a member of the Group subject to a maximum aggregate of £5,000,000 at any time outstanding;

(x)	made with the prior written consent of the Majority Lenders; and

(xi)	on arm’s length commercial terms by any member of the Group which disposals do not fall within paragraphs (i) to (x) above (or to the extent that any disposal which falls within paragraphs (i) to (x) above exceeds any maximum amount set out in the relevant paragraph), provided that the consideration receivable, after deducting any reasonable fees, costs and expenses incurred in connection therewith, (when aggregated with the consideration receivable for any other sale, lease, transfer or other disposal other than any permitted under paragraphs (i) to (x) above) does not exceed £30,000,000 in any financial year.

22.5	Merger

No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction other than:

(a)	with the consent of the Majority Lenders;

(b)	where (except in the case of any amalgamation, demerger, merger or corporate reconstruction of the Company):

(i)	such amalgamation, demerger, merger or corporate reconstruction is made on arm’s length commercial terms; and

(ii)	where the Consolidated Total Assets of the Group are not reduced as a result of such amalgamation, demerger, merger or corporate reconstruction; or

(c)	with one or more other members of the Group (other than the Company).

22.6	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Group from that carried on at the date of this Agreement.

22.7	Acquisitions

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) (without the prior written consent of the Majority Lenders):

(i)	purchase, subscribe for or otherwise acquire any shares (or other equity securities or interest therein) in, or incorporate, any other company or agree to do any of the foregoing; or

(ii)	purchase or otherwise acquire any business or any assets which when taken together, constitute a business.

(b)	Paragraph (a) does not apply to:

(i)	any single acquisition or series of acquisitions if the aggregate consideration paid or payable in respect thereof to the extent not falling within paragraph (ii) below does not exceed £100,000,000 (or its equivalent in other currencies) in any financial year;

(ii)	any acquisition or investment to the extent financed by the issue of equity on or within 6 months of completion of such acquisition or investment; and

(iii)	any purchase, subscription or acquisition of shares or businesses by a member of the Group in another member of the Group;

22.8	Subsidiary indebtedness

No member of the Group (other than the Company) shall incur or have outstanding any Financial Indebtedness other than:

(a)	any Financial Indebtedness outstanding from time to time, provided that the maximum aggregate amount of all such indebtedness falling within this paragraph shall not at any time exceed £70,000,000 (or its equivalent in other currencies);

(b)	Financial Indebtedness in respect of any assets acquired or constructed after the date of this Agreement, to the extent that such Financial Indebtedness is secured by Security falling within paragraph (ix) of paragraph (c) of Clause 22.3 (Negative Pledge);

(c)	Financial Indebtedness created with the prior written consent of the Majority Lenders;

(d)	loans made by one member of the Group to another member of the Group;

(e)	any Financial Indebtedness incurred by a Subsidiary which has acceded to this Agreement as an Additional Guarantor; and

(f)	any Financial Indebtedness incurred by any company which becomes a member of the Group after the date of this Agreement, where such Financial Indebtedness is incurred prior to the date on which that company becomes a member of the Group, if:

(i)	the Financial Indebtedness was not incurred in contemplation of the acquisition of that company;

(ii)	the principal amount of such Financial Indebtedness has not been increased in contemplation of or since the acquisition of that company; and

(iii)	the Financial Indebtedness is repaid and cancelled within 3 months of that company becoming a member of the Group.

22.9	Loans and guarantees

No Obligor shall (and the Company shall ensure that no other member of the Group will) make any loans, grant any credit or other financial accommodation or give any guarantee (except as required by the Finance Documents) to or for the benefit of, or assume any liability of, any other person, other than:

(a)	any loans and guarantees existing at the date of this Agreement;

(b)	loans or credit granted in the ordinary course of trade; or

(c)	any loans and guarantees given by one member of the Group:

(i)	to or in respect of indebtedness of another member of the Group; or

(ii)	relating to joint venture arrangements to which any member of the Group is party, up to an aggregate maximum amount of £10,000,000 at any time.

22.10	Insurance

Each Obligor shall (and the Company shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against such risks and to such extent as, in the judgement of the Company (acting reasonably), the Group is required to maintain in order for it to carry on its business.

22.11	Environmental compliance

Each Obligor shall (and the Company shall ensure that each other member of the Group will) comply in all respects with all Environmental Laws and obtain and maintain any Environmental Permits, breach of which (or failure to obtain, maintain or take which) is reasonably likely to have a Material Adverse Effect.

22.12	Environmental claims

The Company shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same if any Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group in any case where such claim is:

(i)	reasonably likely to be adversely determined against such member of the Group and

(ii)	if so determined, is reasonably likely to have a Material Adverse Effect.

22.13	Pari Passu

Each Obligor shall ensure that its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

22.14	Federal Reserve Regulation

Each Subsidiary incorporated in the United States shall and shall procure that each ERISA Affiliate shall (except as may be otherwise agreed by the Majority Lenders) use the Facility without violating Regulations T, U and X.

22.15	Compliance with ERISA

No Obligor shall:

(a)	allow, or permit any of its ERISA Affiliates to allow:

(i)	any Employee Plan with respect to which any Subsidiary incorporated in the United States or any of its ERISA Affiliates may have any liability to terminate;

(ii)	any Subsidiary incorporated in the United States or ERISA Affiliates to withdraw from any Employee Plan or Multiemployer Plan;

(iii)	any ERISA Event to occur with respect to any Employee Plan; or

(iv)	any Accumulated Funding Deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, to exist involving any of its Employee Plans,

to the extent that any of the events described in (i), (ii), (iii) or (iv) above, singly or in the aggregate, might reasonably be expected to have a Material Adverse Effect;

(b)	allow, or permit any of its ERISA Affiliates to allow:

(i)	the aggregate amount of Unfunded Pension Liability among all Employee Plans (taking into account only Employee Plans with positive Unfunded Pension Liability) at any time to exceed any amount which might reasonably be expected to have a Material Adverse Effect; or

(ii)	the aggregate potential withdrawal liability under Section 4201 of ERISA, if the Company and its ERISA Affiliates were to completely or partially withdraw from all Multiemployer Plans, to exceed any amount which might reasonably be expected to have a Material Adverse Effect; or

(c)	fail, or permit any of its ERISA Affiliates to fail, to comply in any material respect with ERISA or the related provisions of the Code, if any such non-compliance, singly or in the aggregate, might reasonably be expected to have a Material Adverse Effect.

22.16	Compliance with U.S. Regulations

No Subsidiary incorporated in the United States shall become an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the 1940 Act. Neither the making of any Loan, nor the application of the proceeds nor repayment thereof by any Subsidiary incorporated in the United States nor the consummation of the other transactions contemplated hereby will violate any provision of such act or any rule, regulation or order of the SEC thereunder.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 23 is an Event of Default.

23.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within 3 Business Days of its due date.

23.2	Financial covenants

Any requirement of Clause 21 (Financial covenants) is not satisfied.

23.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Financial covenants)).

(b)	No Event of Default under paragraph (a) will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the Agent giving notice to the Company or the Company becoming aware of the failure to comply.

23.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than £7,500,000 (or its equivalent in any other currency or currencies).

23.6	Insolvency

(a)	An Obligor or any Material Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of an Obligor or any Material Subsidiary.

23.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor or any Material Subsidiary other than:

(A)	a solvent liquidation or reorganisation of any Material Subsidiary (other than an Obligor); or

(B)	any frivolous or vexatious action which is discharged within 28 days;

(b)	by reason of financial difficulties a composition, compromise, assignment or arrangement with any creditor of an Obligor or any Material Subsidiary;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of a Material Subsidiary (other than an Obligor)), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of an Obligor or any Material Subsidiary or any of its assets; or

(d)	enforcement of any Security over any assets of an Obligor or any Material Subsidiary having an aggregate value of £7,500,000 or more (or its equivalent in other currencies),

or any analogous procedure or step is taken in any jurisdiction.

23.8	Creditor’s process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of an Obligor or any Material Subsidiary having an aggregate value of £7,500,000 or more (or its equivalent in any other currency or currencies) and is not discharged within 30 Business Days.

23.9	Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a direct or indirect Subsidiary of the Company (other than in the case of the imposition of a new Holding Company of the relevant Obligor where such Holding Company is itself a direct or indirect Subsidiary of the Company).

23.10	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

23.11	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.12	Material adverse change

A material adverse change occurs in any of the business, condition (financial or otherwise), operations or properties of the Group (taken as a whole) since the date as at which the most recent audited consolidated financial statements of the Group were stated to be prepared.

23.13	Employee Plans

Any ERISA Event shall have occurred, or Clause 22.15 (Compliance with ERISA) shall be breached, and the liability of a Subsidiary incorporated in the United States or its ERISA Affiliates, either individually or in the aggregate, related to such ERISA Event or breaches, individually or when aggregated with all other ERISA Events, and all such breaches would have or would be reasonably expected to have a Material Adverse Effect.

23.14	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

SECTION 9

CHANGES TO PARTIES

24.	CHANGES TO THE LENDERS

24.1	Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution which is a Qualifying Lender (the “New Lender”).

24.2	Conditions of assignment or transfer

(a)	The consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender or an Event of Default is continuing.

(b)	The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

(c)	The proposed transfer may be of the whole or a part of an Existing Lender’s rights and obligations under this Agreement, but, if it is of part, the transfer must be in a minimum amount of £2,500,000 (in the case of a transfer to another Lender or an Affiliate of a Lender) or £5,000,000 (in the case of any other transfer).

(d)	The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(e)	An assignment will only be effective on:

(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(f)	A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

(g)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £1,500.

24.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

24.6	Copy of Transfer Certificate to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.

24.7	Disclosure of information

(a)	Any Lender may disclose to any of its Affiliates and any other person:

(i)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(ii)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(iii)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking. This Clause supersedes any previous agreement relating to the confidentiality of this information.

(b)	The Finance Parties shall, subject to paragraph (a) above, keep any information contained in this Agreement, any information they receive pursuant to Clause 20 (Information undertakings) and any information they receive as part of the Information Memorandum confidential, provided that the Finance Parties will be entitled to make disclosure of the same:

(i)	to the extent that any such information is already, or becomes, public (otherwise than as a result of a breach by any Finance Party of its obligations hereunder);

(ii)	(to the extent necessary to be disclosed) to any of their Subsidiaries or Holding Companies, or to any Subsidiary of any such Holding Company (or, in each case, to any officers, directors or employees of such entities) provided that any such Subsidiary, or Holding Company or Subsidiary of any Holding Company shall have given a Confidentiality Undertaking prior to such disclosure.

(iii)	(to the extent necessary to be disclosed) to their auditors, accountants, legal counsel and tax advisers and to any other professional advisers;

(iv)	to any banking or other regulatory or examining authorities (whether governmental or otherwise) or any stock exchange where such disclosure is requested by them; and

(v)	pursuant to any law, regulation or legal process.

25.	CHANGES TO THE OBLIGORS

25.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.8 (“Know your customer” checks), the Company may request that any of its Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)	all the Lenders approve the addition of that Subsidiary;

(ii)	the Company delivers to the Agent a duly completed and executed Accession Letter;

(iii)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

25.3	Resignation of a Borrower

(a)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

25.4	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.8 (“Know your customer” checks), the Company may request that any of its Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)	the Company delivers to the Agent a duly completed and executed Accession Letter; and

(ii)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

25.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.6	Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed that is the case); and

(ii)	no breach of Clause 22.8 (Subsidiary indebtedness) is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed that is the case).

SECTION 10

THE FINANCE PARTIES

26.	ROLE OF THE AGENT AND THE ARRANGER

26.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

26.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5	Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

26.8	Responsibility for documentation

Neither the Agent nor the Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

26.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

26.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Company.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom) following consultation with the Company.

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

26.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.13	Relationship with the Lenders

(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

26.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.17	Meetings of Lenders

The Agent may at any time in its own discretion and, if so instructed by the Majority Lenders, shall convene a meeting of the Lenders. Upon convening any such meeting the Agent shall notify the Lenders in writing of the date, time and place of the meeting and the nature of the business to be transacted at the meeting.

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).

28.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.5 (Partial payments).

28.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

28.5	Exceptions

(a)	This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

29.	PAYMENT MECHANICS

29.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

29.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor) and Clause 29.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

29.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent or the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

29.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

29.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	NOTICES

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

31.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

31.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

31.5	Electronic communication

(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

31.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.	AMENDMENTS AND WAIVERS

35.1	Required consents

(a)	Subject to Clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

35.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrowers or Guarantors other than in accordance with Clause 25 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders; or

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 24 (Changes to the Lenders), Clause 28 (Sharing among the Finance Parties) or this Clause 35,

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger may not be effected without the consent of the Agent or the Arranger.

36.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

37.	GOVERNING LAW

This Agreement is governed by English law.

38.	ENFORCEMENT

38.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 38.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

38.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL LENDERS

Name of Original Lender	Commitment (£)
Bank of America, N.A.	23,125,000
Barclays Bank PLC	23,125,000
Citibank N.A.	23,125,000
HSBC Bank plc	23,125,000
Lloyds TSB Bank plc	23,125,000
The Royal Bank of Scotland plc	23,125,000
Scotiabank Europe plc	23,125,000
Société Générale	23,125,000
Standard Chartered Bank	15,000,000
Total	200,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

PART I

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	The Company

(a)	A copy of the constitutional documents of the Company.

(b)	A copy of a resolution of the board of directors of the Company:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A certificate of the Company (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

(e)	A certificate of the Group Treasurer or any other more senior financial officer of the Company certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

A legal opinion of Allen & Overy LLP, legal advisers to the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.	Other documents and evidence

(a)	The Original Financial Statements of the Company.

(b)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(c)	A certificate listing the Material Subsidiaries as at the date of the Original Financial Statements.

(d)	Evidence that all amounts outstanding under the Existing Facility have been paid or will on the first Utilisation Date be paid in full and the Existing Facility has been irrevocably cancelled and all related guarantees and security have been released on or before the first Utilisation of the Facility.

PART II

CONDITIONS PRECEDENT REQUIRED TO BE

DELIVERED BY AN ADDITIONAL OBLIGOR

1.	An Accession Letter, duly executed by the Additional Obligor and the Company.

2.	A copy of the constitutional documents of the Additional Obligor.

3.	A copy of a resolution of the board of directors of the Additional Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	If the Additional Guarantor is incorporated in England and Wales, or if so required by the Agent, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6.	A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

7.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

9.	If available, the latest audited financial statements of the Additional Obligor.

10.	A legal opinion of legal advisers to the Agent in England in relation to the Accession Letter and the obligations of the Additional Obligor under the Facility Agreement.

11.	If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Agent in the jurisdiction in which the Additional Obligor is incorporated.

12.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 38.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

SCHEDULE 3

UTILISATION REQUEST

FROM:	[NAME OF RELEVANT BORROWER]

TO:	[ ] As Agent

DATED:

DEAR SIRS

COOKSON GROUP PLC - £200,000,000 FACILITY AGREEMENT DATED [                    ] (THE “AGREEMENT”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[ ]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[name of relevant Borrower]

SCHEDULE 4

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a sterling Loan:

AB + C(B –D) + E x 0.01	per cent. per annum
100 – (A + C)

(b)	in relation to a Loan in any currency other than sterling:

E x 0.01	per cent. per annum
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 9.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	[ ] as Agent

From:	[ ] (the “Existing Lender”) and [ ] (the “New Lender”)

Dated:

Cookson Group plc - £200,000,000 Facility Agreement dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 24.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

4.	The New Lender and the Existing Lender confirm that the proposed transfer is in an amount which complies with paragraph (c) of Clause 24.2 (Conditions of assignment or transfer).

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.	This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender ]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [                    ].

[The Agent]

By:

SCHEDULE 6

FORM OF ACCESSION LETTER

To:	[ ] as Agent

From:	[Subsidiary] and Cookson Group plc

Dated:

Dear Sirs

Cookson Group plc - £200,000,000 Facility Agreement dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor], pursuant to [Clause 25.2 (Additional Borrowers)]/[Clause 25.4 (Additional Guarantors)], of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.	This Accession Letter is governed by English law.

[This Guarantor Accession Letter is entered into by deed.]

Cookson Group plc	[Subsidiary]

By:	By:

SCHEDULE 7

FORM OF RESIGNATION LETTER

To:	[ ] as Agent

From:	[resigning Obligor] and Cookson Group plc

Dated:

Dear Sirs

Cookson Group plc - £200,000,000 Facility Agreement dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 25.3 (Resignation of a Borrower)]/[Clause 25.6 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request[; and

(b)	no breach of Clause 22.8 (Subsidiary indebtedness) is continuing or would result from the acceptance of this request].

4.	This Resignation Letter is governed by English law.

Cookson Group plc	[Subsidiary]

By:	By:

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

To:	[ ] as Agent

From:	Cookson Group plc

Dated:

Dear Sirs

Cookson Group plc - £200,000,000 Facility Agreement dated [                    ] (the “Agreement”)

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

1.	[We confirm that no Default is continuing.]*

2.	We confirm that:

(a)	the ratio of EBITDA to Interest Expense for the Relevant Period ended on [ ] was [ ] to 1.0; and

(b)	the ratio of Consolidated Net Borrowings to Proforma EBITDA for the Relevant Period ended on [ ] was [ ] to 1.0.

Signed: _________________________________

[Group Treasurer/Senior financial officer]

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 9

TIMETABLES

“D - “ refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

	Loans in euro or US Dollars	Loans in sterling	Loans in other currencies
Request for approval as an Optional Currency, if required (Clause 4.3 (Conditions relating to Optional Currencies))	—	—	D - 5 10:00 a.m.

Agent notifies the Lenders of the request (Clause 4.3 (Conditions relating to Optional Currencies))	—	—	D - 5 3:00 p.m.

Responses by Lenders to the request (Clause 4.3 (Conditions relating to Optional Currencies))	—	—	D - 4 1:00 p.m.

Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	—	—	D - 4 5:00 p.m.

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	D - 2 9:00 a.m.	D 9:00 a.m.	D - 3 10:00 a.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)

	D - 2 9:30 a.m.	D 9:30 a.m.	D - 3 11:00 a.m.

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m. (in the case of Loans in euro only, Brussels time)	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m.

Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a currency)	Quotation Day 3:00 p.m.	—	Quotation Day 3:00 p.m.

Agent gives notice in accordance with Clause 6.2 (Unavailability of a currency)	Quotation Day 5:00 p.m.	—	Quotation Day 5:00 p.m.

SCHEDULE 10

EXISTING SECURITY

Name of Member of the Group	Security	Total Principal Amount of Indebtedness Secured
Vesuvius India Limited	Sole charge over Stocks and Receivables for INR 185million	Banking facilities INR 185million

Cookson Group plc	Security over deposits held with Bank of America, N.A.	Letter of credit facilities USD 8,346,256

The Company

Cookson Group plc

Address:	265 Strand
London, WC2R 1DB

Fax:	020 7061 6600

Attention: Tony Harrison – Group Treasurer

By:	/s/ Anthony Harrison

The Original Borrower

Cookson Group plc

By:	/s/ Anthony Harrison

The Original Guarantor

Cookson Group plc

By:	/s/ Anthony Harrison

The Arranger

Bank of America, N.A.

By:	/s/ S. Lindon
S LINDON

Barclays Capital

By:	/s/ C Baylis
C BAYLIS

Citigroup Global Markets Limited

By:	/s/ Shakil Haider
SHAKIL HAIDER

HSBC Bank plc

By:	/s/ Mark Calvert
MARK CALVERT

Lloyds TSB Bank plc, Capital Markets

By:	/s/ S D Patel
S D PATEL

The Royal Bank of Scotland plc

By:	/s/ P Brotherton
P BROTHERTON

Scotiabank Europe plc

By:	/s/ J A Flexer
J.A.FLEXER

Société Générale

By:	/s/ F Pannetier
F PANNETIER

The Original Lenders

Bank of America, N.A.

By:	/s/ S Lindon
S LINDON

Barclays Bank PLC

By:	/s/ C Baylis
C BAYLIS

Citibank N.A.

By:	/s/ Shakil Haider
SHAKIL HAIDER

HSBC Bank plc

By:	/s/ Mark Calvert
MARK CALVERT

Lloyds TSB Bank plc

By:	/s/ S A Apperley
S A APPERLEY

The Royal Bank of Scotland plc

By:	/s/ P Brotherton
P BROTHERTON

Scotiabank Europe plc

By:	/s/ J A Flexer
J A FLEXER

Société Générale

By:	/s/ F Pannetier
F PANNETIER

Standard Chartered Bank

By:	/s/ S M Lilley	/s/ N Sethna
	S M LILLEY	N SETHNA

The Agent

Lloyds TSB Bank plc, Capital Markets

Address:	Bank House
Wine Street
Bristol BS1 2AN

Fax:	0117 923 3367

Attention:	Loans Administration Department

By:	/s/ S D Patel
S D PATEL